Exhibit 4.14

Back to Contents

THIS AGREEMENT is made as of September 28, 2001 (as amended and restated on July 18, 2002 and on
November 30, 2005)

BETWEEN

(1)	BUHRMANN SILVER US LLC, a limited liability company formed under the law of the State of Delaware whose registered office is at Corporate Trust Center, 1209 Orange Street, Wilmington, Delaware and whose principal place of business is at 1 Environmental Way, Broomfield, Colorado 80021-3416 (the US Master Purchaser);

(2)	BUHRMANN SILVER FINANCING, LLC, a limited liability company formed under the law of the State of Delaware whose registered office is at Corporate Trust Center, 1209 Orange Street, Wilmington, Delaware and whose principal place of business is c/o Global Securitisation Services LLC, 114 West 47th Street, Suite 1715, New York, New York, 10036 (the Silver Note Issuer);

(3)	SILVER FUNDING LIMITED, a public company incorporated with limited liability in Jersey (registered number 78721) whose registered office is at Whiteley Chambers, Don Street, St Helier, Jersey, Channel Islands (the MTN Issuer and, together with the Silver Note Issuer and any other person that accedes to the terms of this Agreement from time to time pursuant to Clause 15, the Buhrmann US Note Purchasers and each a Buhrmann US Note Purchaser);

(4)	DEUTSCHE TRUSTEE COMPANY LIMITED (formerly known as Bankers Trustee Company Limited), a limited liability company incorporated in England and Wales (registered number 338230) whose registered office is at Winchester House, 1 Great Winchester Street, London EC2N 2DB acting as security agent under the US Master Purchaser Security Agreement (the Security Agent, which expression shall include such person and all other person or persons for the time being acting as the security agent or agents pursuant to the US Master Purchaser Security Agreement);

(5)	BUHRMANN STAFDIENSTEN B.V., a limited liability company incorporated in The Netherlands whose registered office is at Hoogoorddreef 62, 1101 BE Amsterdam Zuidoost, the Netherlands (the Master Servicer); and

(6)	BUHRMANN N.V., a company incorporated in the Netherlands whose registered office is at Hoogoorddreef 62, 1101 BE Amsterdam Zuidoost, the Netherlands (the Parent).

Back to Contents

WHEREAS:

(A)	The US Master Purchaser proposes from time to time to acquire Receivables, together with the benefit of the Ancillary Rights relating thereto, from the US Originators on the terms and subject to the conditions set out in the US Contribution Agreement.

(B)	The US Master Purchaser proposes to apply the proceeds from the issue of discounted Buhrmann US Notes to the Buhrmann US Note Purchasers from time to time in accordance with the terms of this Agreement to make distributions to the US Originators in respect of the Initial Purchase Price of the Securitised US Receivables in accordance with the terms of the LLC Agreement and the US Contribution Agreement.

(C)	In order to secure its obligations under, among other things, the Buhrmann US Notes and this Agreement, the US Master Purchaser has granted security over certain of its assets and undertaking to the Security Agent for the benefit of the US Master Purchaser Secured Parties pursuant to the US Master Purchaser Security Agreement and the other US Master Purchaser Security Documents.

IT IS AGREED as follows:

DEFINITIONS AND INTERPRETATION

1.1 Capitalized terms in this Agreement (including the Recitals) shall, except where the context otherwise requires and save where otherwise defined herein, bear the meanings ascribed to them in the Master Definitions and Framework Deed executed by, among others, each of the parties hereto on 27 September 2000 (as amended and restated on 28 September 2001, July 18, 2002 and November 30, 2005 and as the same may be further amended, varied or supplemented from time to time with the consent of the parties to it) (the Framework Deed) and this Agreement shall be construed in accordance with the principles of construction set out therein.

In addition, this Agreement shall have expressly and specifically incorporated into it the provisions set out in the Framework Deed (hereafter referred to as the Provisions), as though the same were set out in full in this Agreement mutatis mutandis. In the event of any conflict between the provisions of this Agreement and the Provisions, the Provisions shall prevail.

1.2 This Agreement is the US Master Purchaser Funding Agreement referred to in the Framework Deed.

THE US SECURITISATION FACILITY

2.1 The Buhrmann US Note Purchasers agree, upon the terms and subject to the conditions set out in this Agreement, to respectively purchase Buhrmann US Notes denominated in US dollars issued by the US Master Purchaser from time to time:

Back to Contents

(a) during the US Securitisation CP Availability Period to the Silver Note Issuer Buhrmann US Notes having an aggregate Face Value of up to but not exceeding the US Dollar Securitisation CP Limit plus the sum of the Silver Capital Contribution Amounts and the Estimated Funding Costs;

(b) during the US Securitisation MTN Availability Period to the MTN Issuer Buhrmann US Notes having an aggregate Face Value of up to but not exceeding the MTN Programme Limit, to the extent available; and

(c) during the period specified in any Buhrmann US Note Purchaser Accession Letter substantially in the form set out in Part I of Schedule 5, to the relevant Buhrmann US Note Purchaser Buhrmann US Notes having an aggregate Face Value of up to the amount specified therein.

2.2 It is hereby acknowledged and agreed that the Buhrmann US Note Purchasers are to be beneficiaries of the security interest created pursuant to the US Master Purchaser Security Agreement granted by the US Master Purchaser in favor of the Security Agent.

2.3 The Silver Note Issuer may by giving the US Master Purchaser not less than five Business Days prior written notice to that effect, cancel the whole or any part (being an amount or integral multiple of US$5 million) of any unutilized portion of the US Dollar Securitisation CP Limit. Any notice given by the Silver Note Issuer pursuant to this Clause 2.3 shall be irrevocable, and Clause 7.5 shall apply in respect of any cancellation of the US Securitisation Facility effected thereby.

2.4 The US Master Purchaser may, on the terms and subject to the conditions set out in the MTN Programme Agreement, request that the MTN Programme Limit be increased.

PURPOSES

3.1 The US Securitisation Facility is intended (a) to provide the US Master Purchaser with financing to make distributions to the US Originators in respect of Securitised US Receivables contributed by the relevant US Originator and (b) to provide the US Master Purchaser with financing to repay any previously issued Buhrmann US Notes and, accordingly, the US Master Purchaser shall apply all amounts raised by it under the US Securitisation Facility in or towards satisfaction of such purposes.

3.2 Without in any way affecting the obligations of the US Master Purchaser, the Buhrmann US Note Purchasers are not bound to monitor or verify the application of amounts raised by the US Master Purchaser hereunder.

CONDITIONS PRECEDENT

4.1 Save as the Silver Note Issuer may otherwise agree, the US Master Purchaser may not issue the first Buhrmann US Note Issue Notice hereunder until the Silver Note Issuer has notified the US Master Purchaser and the Security Agent that the conditions precedent set out in Clause 12 of the Framework Deed have been satisfied.

Back to Contents

4.2 Save as the MTN Issuer may otherwise agree, the US Master Purchaser may not issue the first Buhrmann US Note Issue Notice to it hereunder until the MTN Issuer has notified the US Master Purchaser and the Security Agent that the conditions precedent set out in Clause 3(1) of the MTN Programme Agreement have been satisfied.

UTILIZATION OF THE US SECURITISATION FACILITY

Delivery of Buhrmann US Note Issue Notice

5.1(a)	Subject to the terms of this Agreement, the US Master Purchaser (or the Master Servicer on its behalf) may from time to time (provided that no US Master Purchaser Event of Default or Potential US Master Purchaser Event of Default has occurred and is continuing and no US Stop Funding Event (or, for the avoidance of doubt, Early US Amortisation Event) has occurred and is continuing with respect to US dollars) offer to issue Buhrmann US Notes to a Buhrmann US Note Purchaser by delivering to such Buhrmann US Note Purchaser and in the case of the Silver Note Issuer, to the Silver Cash Administrator, by fax or by email, not later than 2.00 p.m. (London time) on the third Business Day prior to the proposed Buhrmann US Note Issue Date, a duly completed Buhrmann US Note Issue Notice.

(b)	The US Master Purchaser may not deliver a Buhrmann US Note Issue Notice to the MTN Issuer on the Interest Payment Date immediately prior to any MTN Maturity Date which would have the effect of rolling over Buhrmann US Notes having a Discounted Value equal to the aggregate nominal amount of MTNs expected to mature on such MTN Maturity Date.

Form of Buhrmann US Note Issue Notice

5.2 Each Buhrmann US Note Issue Notice shall be irrevocable, shall be accompanied by the delivery of a Master Servicer’s Daily Report in respect of the immediately preceding Business Day and shall specify:

(a)	the proposed Buhrmann US Note Issue Date, which shall be a Business Day falling on the third Business Day after the date on which the relevant Buhrmann US Note Issue Notice was delivered; and

(b)	for each Buhrmann US Note to be issued,

(i) the Face Value of such Buhrmann US Note, which shall be denominated in US dollars;

(ii) the Subscription Price of such Buhrmann US Note; and

Back to Contents
	(iii)	the Redemption Date of such Buhrmann US Note.

5.3 Delivery of a Buhrmann US Note Issue Notice pursuant to Clause 5.1 shall constitute an irrevocable offer by the US Master Purchaser binding upon it to issue the Buhrmann US Notes described therein to the relevant Buhrmann US Note Purchaser and a representation by the US Master Purchaser that (i) each of the statements set out in Schedule 4 to this Agreement is true as of the date of the Buhrmann US Note Issue Notice, (ii) no US Stop Funding Event (or, for the avoidance of doubt, Early US Amortisation Event) has occurred and is continuing with respect to US dollars and (iii) no US Master Purchaser Event of Default or Potential US Master Purchaser Event of Default has occurred and is continuing.

5.4 Upon delivery of a Buhrmann US Note Issue Notice, if:

(a)	the Buhrmann US Note Issue Notice meets the requirements of Clause 5.2;

(b)	in the case of any Buhrmann US Note to be purchased by the Silver Note Issuer:

	(i)	the Face Value of the Buhrmann US Notes then outstanding less the Silver Capital Contribution Amounts and the Estimated Funding Costs as calculated on the proposed Buhrmann US Note Issue Date in respect of the relevant Buhrmann US Note to be issued and assuming that such Buhrmann US Note and any other Buhrmann US Note proposed to be issued prior to such proposed Buhrmann US Issue Date have in fact been so issued does not exceed the US Dollar Securitisation CP Limit as at such proposed Buhrmann US Note Issue Date; and

	(ii)	the Silver Note Issuer will have available to it in cleared funds on the proposed Buhrmann US Note Issue Date in respect of the relevant Buhrmann US Note to be issued, the Silver Capital Contribution Amounts in US dollars from the Silver Parent in an aggregate amount sufficient to support the purchase by the Silver Note Issuer of the relevant Buhrmann US Notes proposed to be issued to it and to maintain the Erasmus CP Notes issued by the CP Issuer at their then current rating, in each case subject to and in accordance with the terms of the Silver Note Purchase Agreement;

(c)	in the case of any Buhrmann US Note to be purchased by the MTN Issuer:

	(i)	after giving effect to the issue of the MTNs the proceeds of which are to be used to purchase the Buhrmann US Notes, which are the subject of such Buhrmann US Note Issue Notice, the MTN Programme Limit is not exceeded;

Back to Contents
(ii) the conditions precedent (other than the issue of such Buhrmann US Notes) set out in the MTN Programme Agreement have been satisfied; and

(iii) the Buhrmann US Note Issue Date and the maturity date of the Buhrmann US Note to be issued are Interest Payment Dates;

(d)	the Buhrmann US Note Discount Rate in respect of the Buhrmann US Note which is the subject of such Buhrmann US Note Issue Notice is not less than the rate notified from time to time by such Buhrmann US Note Purchaser to the US Master Purchaser having regard to that Buhrmann US Note Purchaser’s Estimated Funding Costs;

(e)	the Redemption Date of the Buhrmann US Note proposed to be issued shall be no more than 183 days after the proposed Buhrmann US Note Issue Date;

(f)	no US Stop Funding Event (or, for the avoidance of doubt, Early US Amortisation Event) has occurred and is continuing, provided that this condition shall not apply in the case of the Silver Note Issuer if the Buhrmann US Note proposed to be issued has the same or lesser Discounted Value as the Buhrmann US Note held by the Silver Note Issuer being redeemed on the proposed Buhrmann US Note Issue Date;

(g)	no US Master Purchaser Event of Default or Potential US Master Purchaser Event of Default has occurred in respect of any Buhrmann US Note on or prior to the proposed Buhrmann US Note Issue Date in respect of which the relevant Buhrmann US Note is to be issued; and

(h)	the sum of the Subscription Prices of all Buhrmann US Notes issued on the proposed Buhrmann US Note Issue Date in respect of such Buhrmann US Note is at least US$500,000,

then the Buhrmann US Note specified in the Buhrmann US Note Issue Notice shall be issued to the relevant Buhrmann US Note Purchaser in accordance with Clause 5.5, and the relevant Buhrmann US Note Purchaser shall be required to purchase such Buhrmann US Note.

Registration of Buhrmann US Notes

5.5(a)	The US Master Purchaser undertakes to, and covenants with each Buhrmann US Note Purchaser and the Security Agent that, on the Buhrmann US Note Issue Date, the US Master Purchaser will register or will cause to be registered such Buhrmann US Note Purchaser as the Buhrmann US Noteholder in the Register in respect of Buhrmann US Notes issued to such Buhrmann US Note Purchaser on such Buhrmann US Note Issue Date, and as the sole person with a right to payments of principal of, and any stated interest on, such Buhrmann US Notes.

Back to Contents
(b) Upon written request from any Buhrmann US Note Purchaser (or the Security Agent on its behalf), the US Master Purchaser shall procure the issue and delivery to such Buhrmann US Note Purchaser of a Buhrmann US Note Certificate in the form set out in Schedule 2 or such other form as may from time to time be agreed between the US Master Purchaser and the Buhrmann US Note Purchasers in respect of any Buhrmann US Note referred to in a Buhrmann US Note Issue Notice not later than the date which falls five Business Days after receipt of such written request.

Payment

5.6 Subject to Clause 12, a Buhrmann US Note Purchaser shall pay to the US Master Purchaser Transaction Account on the relevant Buhrmann US Note Issue Date (for value on that date) the Subscription Price for the Buhrmann US Note to be issued to it on such date.

Subscription Price

5.7 The Subscription Price payable for each Buhrmann US Note shall be an amount equal to its Discounted Value.

Form of Buhrmann US Notes

5.8 Each Buhrmann US Note issued by the US Master Purchaser pursuant to this Agreement shall be:

(a) denominated in US dollars;

(b) in the case of Buhrmann US Note Certificates, executed by, or on behalf of, the US Master Purchaser;

(c) transferable with the prior written consent of the US Master Purchaser (such consent not to be unreasonably withheld) and upon registration of the transferee in the Register as the owner; and

(d) dated the Buhrmann US Note Issue Date in relation thereto.

TERMS AND CONDITIONS OF THE BUHRMANN US NOTES

6.1 The US Master Purchaser hereby covenants in favor of the Silver Note Issuer and each Buhrmann US Noteholder from time to time that it will duly perform and comply with the obligations expressed to be undertaken by it in each Buhrmann US Note Certificate and in the Buhrmann US Note Conditions (and for this purpose any reference in the Buhrmann US Note Conditions to any obligation or payment under or in respect of any Buhrmann US Note shall be construed to include a reference to any obligation or payment under or pursuant to this provision). The US Master Purchaser hereby acknowledges the right of every Buhrmann US Noteholder from time to time to the production of this Agreement.

Back to Contents
6.2 The covenant set out in Clause 6.1 shall inure to the benefit of each Buhrmann US Note Purchaser and each Buhrmann US Noteholder and its (and any subsequent) successors and assigns, each of which shall be entitled severally to enforce the covenant set out in Clause 6.1.

6.3 Each Buhrmann US Noteholder shall be entitled, with the prior written consent of the US Master Purchaser, to transfer or assign all or any of its rights and benefits in respect of this Clause 6; provided that the US Master Purchaser acknowledges that the MTN Issuer will assign all of its rights and benefits hereunder to the MTN Security Trustee and that the Silver Note Issuer will assign all of its rights and benefits hereunder to the Silver Security Agent.

6.4 The Buhrmann US Notes shall have the terms and conditions in the form or substantially in the form set out in Schedule 4, as the same may from time to time be modified or amended in accordance with their terms.

TAXES

7.1 All sums payable in respect of the Buhrmann US Notes shall be paid free and clear of, and without withholding or deduction for, or on account of, any Tax unless the US Master Purchaser is required by law to make such a payment subject to the withholding or deduction of Tax, in which case, the sum payable by the US Master Purchaser in respect of which such withholding or deduction is required to be made shall be increased to the extent necessary to ensure that, after such withholding or deduction, the relevant Buhrmann US Noteholder receives and retains (free from any liability in respect of any such deduction or withholding) an amount equal to the amount it would have received and retained had no such withholding or deduction been made or required to be made; provided, however, that the US Master Purchaser shall not be obligated to pay such additional amounts to the extent such withholding or deduction is caused by a Buhrmann US Noteholder's failure to comply with Clause 7.3 or 11.2(b) hereof.

7.2 If, at any time, the US Master Purchaser is required by law to make any withholding or deduction from any sum payable by it hereunder (or if thereafter there is any change in the rates at which or the manner in which such withholding or deduction is calculated), the US Master Purchaser shall promptly notify each Buhrmann US Noteholder. The US Master Purchaser shall pay the full amount required to be withheld or deducted to the relevant taxation or other authority within the time allowed for payment and, within thirty days (or upon later receipt of the document), deliver to the relevant Buhrmann US Noteholder an original receipt (or a certified copy thereof) issued by such authority or other evidence reasonably satisfactory to such Buhrmann US Noteholder.

Back to Contents
7.3 Each Buhrmann US Noteholder shall provide, at the time it becomes a Buhrmann US Noteholder and, to the extent it is eligible to do so, from time to time upon written request of the US Master Purchaser, a US Internal Revenue Service Form W-9 or W-8BEN, as applicable, or such other documentation as is necessary to claim exemption from US withholding tax on payments of interest on the Buhrmann US Notes.

7.4 If at any time the US Master Purchaser or any US Originator is required by law to pay to any governmental authority any Tax because of any Buhrmann US Noteholder's failure to comply with the requirements described in Clause 7.3 or Clause 11.2(b) hereof, the Buhrmann US Noteholder will pay to the US Master Purchaser, or the US Originator, upon demand, an amount which, after being reduced by any withholding Tax imposed on the receipt or accrual of such amounts, will put the US Master Purchaser or the US Originator in the same position had such Tax not been imposed.

7.5 Subject to Clause 7.6, if the US Master Purchaser is satisfied that, on the next date on which it is to make any payment in respect of a Buhrmann US Note, it would be required by law to make any withholding or deduction on account of any Tax from any amounts payable to a Buhrmann US Noteholder in respect of the Buhrmann US Notes, the US Master Purchaser may, by giving not less than ten Business Days notice to such Buhrmann US Noteholder and subject to satisfying the Security Agent that it will have the funds available to do so:

(a) prepay in full only all of the outstanding Buhrmann US Notes; and

(b) cancel the US Securitisation Facility.

Any notice given by the US Master Purchaser pursuant to this Clause 7.5 shall be irrevocable.

7.6 On a prepayment of Buhrmann US Notes pursuant to Clause 7.5(a) or on a cancellation of all or part of the US Dollar Securitisation CP Limit pursuant to Clause 2.3, the costs (if any) incurred by a Buhrmann US Noteholder as a consequence of the early breakage, termination or reversing of any agreement entered into by such Buhrmann US Noteholder for the purpose of fixing or otherwise hedging discount payable in respect of the Buhrmann US Notes including any cost incurred in liquidating or re-employing funds from third parties acquired or contracted for in order to fund the subscription of Buhrmann US Notes (breakage costs) shall be payable by the US Master Purchaser to such Buhrmann US Noteholder for the period up to, but excluding, the Redemption Date of the Buhrmann US Notes (or, in the case of a cancellation, for the US Securitisation CP Availability Period). To the extent that there are no such breakage costs, and the relevant Buhrmann US Noteholder receives any additional amounts as a result of such prepayment (including, for the avoidance of doubt, any amount received by it under any agreement entered into by a Buhrmann US Noteholder for the purpose of fixing or otherwise hedging discount payable in respect of the Buhrmann US Notes), the relevant Buhrmann US Noteholder shall pay such amounts to the US Master Purchaser so as to leave that Buhrmann US Noteholder after that payment, in no better or worse position that it would have been if such prepayment had not taken place.

Back to Contents
7.7 If and to the extent that the US Master Purchaser pays any additional amount under Clause 7.1 in respect of any Tax and a Buhrmann US Noteholder receives and retains the benefit of a refund of Tax or credit or other relief against Tax otherwise payable by it which is attributable to such Tax (a Tax Credit), that Buhrmann US Noteholder shall, to the extent it can do so without prejudice to the retention of the amount of the credit, reimburse to the US Master Purchaser such amount as it shall at its own absolute discretion, acting reasonably, determine will leave that Buhrmann US Noteholder, after that reimbursement, in no better or worse position than it would have been if payment of the relevant additional amount had not been required (taking account of any interest paid or credited in respect of the Tax). Each Buhrmann US Noteholder shall have absolute discretion as to whether to claim any Tax Credit and shall not be under any obligation to make such claim and, if it does so claim, it shall have absolute discretion as to the extent, order and manner in which it does so and in which refunds, relief and credits are to be regarded as used for these purposes. No Buhrmann US Noteholder shall be obliged to disclose any information regarding its tax affairs or computations to the US Master Purchaser and its certificate as to the amount to be reimbursed shall, in the absence of manifest error, be conclusive.

ILLEGALITY AND MITIGATION

8.1 If at any time it becomes unlawful for a Buhrmann US Note Purchaser to maintain, make, or fund the US Securitisation Facility, or to allow it to remain outstanding, the relevant Buhrmann US Note Purchaser shall, as soon as reasonably practicable after becoming aware of the same, deliver to the US Master Purchaser a certificate to that effect, and unless such illegality is avoided in accordance with Clause 8.2, the US Dollar Securitisation CP Limit shall be reduced to zero and the MTN Programme Agreement shall be terminated.

8.2 If circumstances arise which would (with the giving of any requisite notice or certificate or the lapse of time or the making of any determination or the satisfaction of any other condition) result in the events specified in Clause 8.1, each Buhrmann US Note Purchaser shall, as soon as reasonably practicable upon becoming aware of the same, notify the US Master Purchaser and (if the US Master Purchaser so requires, and at the US Master Purchaser’s expense, for which expense the Parent and the Master Servicer hereby jointly and severally agree to indemnify the US Master Purchaser) take such steps as may reasonably be open to it to mitigate the effects of such circumstances, including the transfer of its rights and obligations hereunder to another investor agreed by the US Master Purchaser as being acceptable to it, such agreement not to be unreasonably withheld or delayed.

Back to Contents

CURRENCY OF ACCOUNT AND CURRENCY INDEMNITY

9.1 US dollars are the currency of account in respect of Buhrmann US Notes and payment for each and every sum at any time due from the US Master Purchaser hereunder.

9.2 If any sum due from the US Master Purchaser under a Buhrmann US Note or any order or judgment given or made in relation hereto has to be converted from the currency (the first currency) in which the same is payable hereunder or under such order or judgment into another currency (the second currency) for the purpose of (i) making or filing a claim or proof against the US Master Purchaser, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order or judgment given or made in relation hereto, the US Master Purchaser shall indemnify, on an after Tax basis, and hold harmless the relevant Buhrmann US Noteholder from and against any loss suffered as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Buhrmann US Noteholder may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof.

REPRESENTATIONS AND WARRANTIES

10. Each of the US Master Purchaser, the Master Servicer and the Parent represents and warrants, (including for the avoidance of doubt on any date this agreement is amended and restated) to the Silver Note Issuer and the Security Agent, on the US Closing Date and on the date hereof, and to each additional Buhrmann US Note Purchaser on the date on which such Buhrmann US Note Purchaser accedes to this Agreement, that each of the statements set out in Schedule 4 to this Agreement as being applicable to it is true and accurate and each undertakes to notify each Buhrmann US Note Purchaser and the Security Agent as soon as it becomes aware of any breach of the representations and warranties set out in Schedule 4. The representations and warranties contained in Schedule 4 shall be repeated on the date of each Buhrmann US Note Issue Notice by the US Master Purchaser in accordance with Clause 5.3.

COVENANTS AND UNDERTAKINGS

Covenants and Undertakings of the US Master Purchaser and the Parent

11.1 The US Master Purchaser (and, in the case of the covenants set out in sub-paragraphs 11(i), (q), (r), (s), (t) and (w) below, the Parent) hereby covenants with each Buhrmann US Noteholder and the Security Agent that from the date of this Agreement until the Final Discharge Date:

(a)	Information: it will, as soon as practicable after receipt, deliver to the Security Agent, each Buhrmann US Note Purchaser and the Rating Agencies all notices or other documents received by it under the Servicing Agreement or the US Contribution Agreement;

Back to Contents
(b)	Consents: it will promptly obtain, comply with the terms of and do all that is necessary and within its control to maintain in full force and effect all authorizations, approvals, licenses and consents required in or by the laws and regulations of any governmental or regulatory authority of any nation or any political subdivision thereof (whether state or local) applicable to it to enable it lawfully to enter into and perform its obligations under the Transaction Documents to which it is expressed to be a party;

(c)	Default: it will, promptly upon becoming aware of the same, inform each Buhrmann US Note Purchaser and the Security Agent of the occurrence of any Stop Funding Event, US Master Purchaser Event of Default or Potential US Master Purchaser Event of Default or any Buhrmann Termination Event or Potential Buhrmann Termination Event and, upon receipt of a written request to that effect from a Buhrmann US Note Purchaser or the Security Agent, confirm to that Buhrmann US Note Purchaser and the Security Agent that, save as previously notified to that Buhrmann US Note Purchaser and the Security Agent or as notified in such confirmation, no Stop Funding Event, US Master Purchaser Event of Default or Buhrmann Termination Event or, to the best of its knowledge and belief, Potential US Master Purchaser Event of Default or Potential Buhrmann Termination Event has occurred and is continuing;

(d)	No Employees or Premises: it will not have any employees or premises;

(e)	No Amendment to Transaction Documents: it will not make any amendment, variation or supplement to, or waive any material provision of, the Transaction Documents to which it is a party without the prior consent of the Security Agent and the Buhrmann US Note Purchasers and unless such amendment, variation, supplement or waiver satisfies the Rating Condition;

(f)	Rights and Obligations under Transaction Documents: it will preserve its rights and perform each of its obligations under the Transaction Documents to which it is a party;

(g)	No Other Business: it will not carry out any business or activities or incur any liabilities other than those envisaged by the Transaction Documents;

(h)	Records: it will keep or procure the keeping of books of account and records and permit the Security Agent, and any person appointed by the Security Agent to whom (if when that person is appointed there is no continuing and unremedied US Master Purchaser Event of Default or Potential US Master Purchaser Event of Default) the US Master Purchaser has no reasonable objection, free access to them at any time upon reasonable notice during normal business hours;

Back to Contents
(i)	Accounts: it will prepare or cause to be prepared in respect of each financial year financial statements with respect to itself in accordance with generally accepted accounting principles, in the case of the US Master Purchaser, in the United States and, in the case of the Parent, in The Netherlands, have them audited by an internationally recognized firm of accountants and send a copy of the audited financial statements to each Buhrmann US Note Purchaser and the Security Agent not later than 120 days after the end of that fiscal year;

(j)	Further Assurance: it will execute any further documents and do any acts and things which are within its power or control and execute and do anything further which is at any time necessary or desirable in the reasonable opinion of the Security Agent to give effect to this Agreement, the Buhrmann US Note Conditions and the other Transaction Documents to which it is a party;

(k)	Notices: unless the Security Agent otherwise agrees in writing, it shall not publish or permit publication of any notice in relation to the Buhrmann US Notes other than in accordance with this Agreement;

(l)	Meetings of Buhrmann US Noteholders: it shall from time to time as required or contemplated by this Agreement or as reasonably requested by the Security Agent, make available such documents as may be required by the Buhrmann US Noteholders in connection with meetings of Buhrmann US Noteholders;

(m)	Conduct of business: it will carry on and conduct its affairs in accordance with this Agreement and the Buhrmann US Note Conditions and the other Transaction Documents to which it is a party;

(n)	Cash Manager: it shall procure that at all times there shall be a Cash Manager in accordance with the Cash Management Agreement and a Master Servicer in accordance with the Servicing Agreement;

(o)	Performance of duties: it will give the Security Agent within a reasonable time after a written request any information and evidence reasonably required by the Security Agent to discharge its duties, trusts, powers, authorities and discretions under or pursuant to this Agreement, the Buhrmann US Note Conditions or any of the Transaction Documents to which the Security Agent is a party or by operation of law;

(p)	US Master Purchaser Security Documents: it shall do such actions (including without limitation, filing appropriately completed and duly executed copies of Uniform Commercial Code financing statements) in order to perfect the security interests created pursuant to the US Master Purchaser Security Agreement.

(q)	Restrictions on disposals: it will not dispose of, or otherwise deal with, the US Master Purchaser Collateral or any part thereof without the consent of the Security Agent, except in accordance with the provisions of this Agreement, the Buhrmann US Note Conditions or any other Transaction Document to which it is a party and, so far as it is within its power and control to do so, shall at all times comply with any direction given by the Security Agent (consistently with the Transaction Documents) in relation to the US Master Purchaser Collateral;

Back to Contents
(r)	Transactions on Arms’ Length: it will enter into transactions relating to Securitised US Receivables and other transactions contemplated by the Transaction Documents with other members of the Buhrmann Group only on an arms’ length commercial basis;

(s)	Changes to the Buhrmann Operating Procedures: it will not, without the prior consent of each Buhrmann US Note Purchaser and the Security Agent (such consent not to be unreasonably withheld or delayed), agree to any changes to any of the Buhrmann Operating Procedures which could reasonably be expected to have a Material Adverse Effect;

(t)	No Petition: it shall not take any steps for the purpose of procuring the appointment of a Receiver, Manager, bankruptcy trustee or similar insolvency official, or the making of an order for or instituting any insolvency, winding up, composition or any analogous proceedings under the laws of the United States or any other jurisdiction in respect of the US Master Purchaser or in respect of any of its liabilities whatsoever;

(u)	Restriction on Acceptance: it will not accept any Offer to Contribute in respect of any US Receivable if it has no discretion to accept such Offer to Contribute pursuant to Clause 3.2 of the US Contribution Agreement;

(v)	Receivables denominated in US dollars: it will only acquire or purchase US Receivables denominated in US dollars from the US Originators;

(w)	No Self-Funding: neither the Parent nor any other person related to the US Master Purchaser (within the meaning of Code Section 881(c)(3)(B) or (C)) will acquire notes or financing instruments from or otherwise lend to any Buhrmann US Note Purchaser;

(x)	Indemnity Against Breach: it will indemnify and hold harmless each Buhrmann US Noteholder and the Security Agent on an after Tax basis in an amount equal to any cost, claim, loss, expense, liability or damages (including legal costs and out-of-pocket expenses) properly incurred or otherwise suffered by it in connection with any breach by it of this Agreement or any of the other Transaction Documents and the US Master Purchaser shall on demand, but in accordance with Clauses 7.3 and 8.3 of the US Master Purchaser Security Agreement, pay to the Buhrmann US Noteholders or the Security Agent, as the case may be, without any set-off, deduction or withholding whatsoever the amount of any such cost, claim, loss, expense, liability or damages so suffered or incurred;

Back to Contents
(y)	Rule 144A Information: At any time when the US Master Purchaser is neither subject to Section 13 or 15(d) of the United States Securities Exchange Act of 1934, as amended (the Exchange Act), nor exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, upon the request of any Buhrmann US Note Purchaser, the US Master Purchaser shall promptly furnish or cause to be furnished such information as is specified pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision thereto) to such Buhrmann US Note Purchaser or to a prospective purchaser of a Buhrmann US Note from such Buhrmann US Note Purchaser (as designated by such Buhrmann US Note Purchaser), in order to permit compliance by such Buhrmann US Note Purchaser with Rule 144A under the Securities Act in connection with the resale of such Buhrmann US Note by such Buhrmann US Note Purchaser; and

(z)	Maturity of the Buhrmann US Notes: it will not issue any Buhrmann US Notes under any circumstances unless each such Buhrmann US Note issued matures within 183 days of its original issuance.

Covenant of each Buhrmann US Note Purchaser

11.2   Each Buhrmann US Note Purchaser hereby covenants with the US Master Purchaser and the Security Agent that from the date of this Agreement or the date of its accession to this Agreement and until the Final US Securitisation Discharge Date:

(a)	Sole Business: it will not carry on any business other than that of raising finance, lending the proceeds thereof to the US Master Purchaser and entering into certain ancillary transactions; and

(b)	Notes Offered: it has not issued and, for so long as it is a Buhrmann US Noteholder, will not issue notes or financing instruments and otherwise has not borrowed and, for so long as it is a Buhrmann US Noteholder, will not borrow money from any party under any and all circumstances unless each such issue of notes, instruments or borrowings (A) in the case of the MTN Issuer, are MTNs (x)(i) issued in bearer form solely in accordance with the MTN Programme Agreement, (ii) not issued (in whole or in part) pursuant to a separate loan agreement with or for the benefit of a bank and (iii) offered, sold, delivered and paid in compliance with the requirements of US Treasury Regulations Section 1.163-5(c)(1) and (c)(2)(i)(D) (the TEFRA D Rules) or (y) issued in registered form, or (B) in the case of any Buhrmann US Note Purchaser other than the MTN Issuer and the Silver Note Issuer, are issued on terms mutually acceptable to the parties hereto and the US Originators.

ROLL-OVER OF BUHRMANN US NOTES

12.   Notwithstanding any provision in the Buhrmann US Note Conditions, if on any Redemption Date:

Back to Contents
(a)	the US Master Purchaser owes any sum to a Buhrmann US Note Purchaser in its capacity as a Buhrmann US Noteholder in respect of the redemption of a Buhrmann US Note (the Maturing Buhrmann US Note); and

(b)	such Buhrmann US Note Purchaser is obliged to subscribe for a further Buhrmann US Note (the New Buhrmann US Note) pursuant to the terms of this Agreement,

then

(i)	where the Face Value of the Maturing Buhrmann US Note is equal to the Subscription Price for the New Buhrmann US Note, the US Master Purchaser’s obligation to pay the sum referred to in Paragraph (a) above shall be discharged by way of set-off against the relevant Buhrmann US Note Purchaser’s obligation to make any payment as referred to in Paragraph (b) above; or

(ii)	where the Face Value of the Maturing Buhrmann US Note is greater than the Subscription Price for the New Buhrmann US Note, sub-paragraph (i) above shall apply except in respect of the excess and (for the avoidance of doubt) the US Master Purchaser shall be obliged to pay to the relevant Buhrmann US Note Purchaser an amount equal to the difference between such Face Value and such Subscription Price; or

(iii)	where the Face Value of the Maturing Buhrmann US Note is less than the Subscription Price for the New Buhrmann US Note, sub-paragraph (i) above shall apply and (for the avoidance of doubt) the relevant Buhrmann US Note Purchaser shall be obliged to pay to the US Master Purchaser an amount equal to the difference between such Face Value and such Subscription Price, and accordingly, upon due registration in the register of Buhrmann US Notes in respect of the New Buhrmann US Note and (in any case falling within sub-paragraph (ii) and (iii) above) upon payment of the amount therein referred to:

	(A)	the US Master Purchaser’s obligation (pursuant to the Buhrmann US Note Conditions) to pay the Face Value of the Maturing Buhrmann US Note, upon redemption thereof, to the relevant Buhrmann US Note Purchaser (as Buhrmann US Noteholder); and

	(B)	the relevant Buhrmann US Note Purchaser’s obligation (pursuant to Clause 5.6) to pay the Subscription Price for the New Buhrmann US Note to the US Master Purchaser

shall be satisfied in full.

Back to Contents

INCREASED COSTS INDEMNITY

13.   If after the US Closing Date, the Silver Note Issuer is charged any fee, expense or increased cost on account of any other party to any of the Silver Transaction Documents having determined that a Relevant Change has or would have the effect of reducing the rate of return on such party’s (or such party’s holding company’s) capital as a consequence of such party’s obligations under any of the Transaction Documents to a level below that which such party would have achieved but for such Relevant Change, then, the US Master Purchaser shall, within 5 Business Days of demand by the Silver Note Issuer indemnify the Silver Note Issuer on an after tax basis in full for each such amount.

SECURITY AGENT AS A PARTY

14.   The Security Agent is a party to this Agreement for the purposes only of taking the benefit of the rights but not the obligations of the US Master Purchaser in respect of this Agreement, for receiving notices in accordance with Clause 7 of the Framework Deed and for regulating the agreement of amendments to this Agreement. The Security Agent assumes no obligations under this Agreement.

APPOINTMENT OF ADDITIONAL BUHRMANN US NOTE PURCHASERS

15.	(a)	The US Master Purchaser may at any time appoint one or more additional Buhrmann US Note Purchasers upon the terms of this Agreement. Any appointment shall be made by:

(i) the delivery by the additional Buhrmann US Note Purchaser to the US Master Purchaser of a Buhrmann US Note Purchaser Accession Letter substantially in the form set out in Part I of Schedule 5; and

(ii) the delivery by the US Master Purchaser to the additional Buhrmann US Note Purchaser of a Confirmation Letter substantially in the form set out in Part II of Schedule 5,

provided that no additional Buhrmann US Note Purchaser may be appointed hereunder unless (A) the Rating Condition is satisfied and (B) the existing Buhrmann US Note Purchasers consent to such appointment.

	(b)	Upon receipt of the Buhrmann US Note Purchaser Accession Letter and upon satisfaction of the Rating Condition and the consent of the existing Buhrmann US Noteholders, each Buhrmann US Note Purchaser shall, subject to the terms of the Buhrmann US Note Purchaser Accession Letter, become a party to this Agreement, vested with all authority, rights, powers, duties and obligations of a Buhrmann US Note Purchaser as if originally named as a Buhrmann US Note Purchaser under this Agreement.

Back to Contents
(c)	The US Master Purchaser shall promptly notify the other Buhrmann US Note Purchasers, the Security Agent, the Master Servicer, the Rating Agencies and the Parent of any appointment of an additional Buhrmann US Note Purchaser by supplying to them a copy of any Buhrmann US Note Purchaser Accession Letter and a related Confirmation Letter substantially in the form set out in Part II of Schedule 5.

NOTICES

16.   Each communication to be made under this Agreement shall (except where expressly permitted otherwise) be made in accordance with Clause 7 of the Framework Deed.

NO LIABILITY AND NO PETITION

17.1   No recourse under any obligation, covenant, or agreement of the US Master Purchaser contained in this Agreement or any Buhrmann US Note shall be held against any shareholder, officer or director of the US Master Purchaser as such, by the enforcement of any assessment or by any proceeding, by virtue of any statute or otherwise, it being expressly agreed and understood that each of this Agreement and each Buhrmann US Note is a corporate obligation of the US Master Purchaser, and no personal liability shall attach to or be incurred by the shareholders, officers, agents, employees or directors of the US Master Purchaser as such, or any of them, under or by reason of any of the obligations, covenants or agreements of the US Master Purchaser contained in this Agreement, or any Buhrmann US Note, or implied therefore, and that any and all personal liability for breaches by such party of any such obligations, covenants or agreements, either at law or by statute or constitution, of every such shareholder, officer, agent, employee or director is hereby expressly waived by the other parties as a condition of and consideration for the execution of this Agreement.

17.2   Each Buhrmann US Note Purchaser hereby agrees with the US Master Purchaser (acting in any capacity whatsoever) that they shall not:

(i)	take any corporate action or other steps or legal proceedings for the winding-up, dissolution or reorganization or for the appointment of a receiver, administrator, administrative receiver, trustee, liquidator, sequestrator or similar officer of the US Master Purchaser or of its revenues and assets (other than as permitted by the US Master Purchaser Security Documents); or

(ii)	take any steps for the purpose of obtaining payment of any amounts payable to it under this Agreement or any Buhrmann US Note by the US Master Purchaser and shall not take any steps to recover any debts whatsoever owing to it by the US Master Purchaser (other than in accordance with the US Master Purchaser Security Documents).

Back to Contents

NO THIRD PARTY BENEFICIARIES

18.   Nothing in this Agreement shall be construed to create in any person not a party to this Agreement any rights, duties or obligations.

GOVERNING LAW; JURISDICTION; ETC

19.	(a)	Governing Law. This Agreement shall be construed in accordance with, and all matters arising out of or relating in any way to this Agreement shall be governed by, the law of the State of New York.

	(b)	Submission to Jurisdiction. The parties hereto hereby irrevocably and unconditionally submit, for themselves and their property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

TERMINATION

20.   This Agreement shall terminate upon the later to occur of (i) the date that is the last day of the US Securitisation Availability Period, (ii) the last day of any period specified in any Buhrmann US Note Purchaser Accession Letter and (iii) indefeasible payment or discharge in full of all Buhrmann US Notes outstanding, all other US Master Purchaser Secured Obligations and any and all amounts due and payable in connection therewith or hereunder.

AMENDMENTS

21.   No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties or confirmed by an exchange of electronic messages on an electronic messaging system.

Back to Contents

In Witness whereof the parties hereto have executed and delivered this amended and restated Agreement as of November 30, 2005.

BUHRMANN SILVER US LLC

By
Name:
Title:

BUHRMANN SILVER FINANCING, LLC

By
Name:
Title:

SILVER FUNDING LIMITED

By
Name:
Title:

DEUTSCHE TRUSTEE COMPANY LIMITED

By
Name:
Title:

Back to Contents

BUHRMANN STAFDIENSTEN B.V.

By
Name:
Title:

BUHRMANN N.V.

By
Name:
Title:

Back to Contents

SCHEDULE 1
Form of Buhrmann US Note Issue Notice

From:	Buhrmann Silver US LLC

To:	Name of relevant Buhrmann US Note Purchaser

Dear Sirs,

1.	We refer to the note purchase agreement (the US Master Purchaser Funding Agreement) dated September 28, 2001 as amended and restated on July 18, 2002 and on November 30, 2005 and made between the US Master Purchaser, the Silver Note Issuer, the MTN Issuer, the Security Agent, Buhrmann Stafdiensten B.V. and Buhrmann N.V. Terms defined in, or incorporated by reference into, the US Master Purchaser Funding Agreement shall have the same meanings herein as therein.

2.	We hereby give you notice, pursuant to Clause 5.1 of the US Master Purchaser Funding Agreement, that we intend to issue a Buhrmann US Note under the US Master Purchaser Funding Agreement as follows:

information to be specified for each Buhrmann US Note requested

(a)	Buhrmann US Note Issue Date: / /

(b)	Face Value: US$ / /

(c)	Subscription Price: / /

(d)	Maturity Date: / /

3.	We confirm that:

(i)	no Stop Funding Event, US Master Purchaser Event of Default or Potential US Master Purchaser Event of Default has occurred which remains in effect;

(ii)	each of the representations and warranties set out in Schedule 4 to the US Master Purchaser Funding Agreement is true and accurate; and

(iii)	the proceeds of the issuance of each Buhrmann US Note requested hereby will be applied to fund distributions in accordance with the LLC Agreement.

Back to Contents

Yours faithfully

BUHRMANN SILVER US LLC

By
Name:
Title:

Back to Contents

SCHEDULE 2
Form of Buhrmann US Note Certificate

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE SECURITIES ACT), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION, AND MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) (1) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A "QUALIFIED INSTITUTIONAL BUYER" (A QUALIFIED INSTITUTIONAL BUYER) WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT (RULE 144A) PURCHASING FOR ITS OWN ACCOUNT, TO WHOM NOTICE IS GIVEN THAT THE RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON THE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144A OR (2) TO A NON-U.S. PERSON IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT (REGULATION S) AND (B) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY RELEVANT JURISDICTION.

SERIAL NO.

BUHRMANN SILVER US LLC

a Delaware limited liability company
(the US Master Purchaser)

US$
Secured Zero Coupon Note due     /    /      (the Redemption Date)

This secured zero coupon note (the Buhrmann US Note) is issued by the US Master Purchaser subject to, and with the benefit of, the attached terms and conditions (the Buhrmann US Note Conditions). Terms used herein have the respective meanings specified in the Buhrmann US Note Conditions.

THIS IS TO CERTIFY that [ ___________ ] is the registered holder (the Buhrmann US Noteholder) of this Buhrmann US Note, the face value of which is US$FIGURES (WORDS US dollars) (the Face Value).

For value received, the US Master Purchaser, subject to and in accordance with the Buhrmann US Note Conditions, promises to pay to the registered holder of this Buhrmann US Note on the Redemption Date the Face Value in the manner specified in the Buhrmann US Note Conditions.

The Buhrmann US Note is in registered form and is not transferable in part.

Back to Contents

AS WITNESS the signature of a duly authorized officer on behalf of the US Master Purchaser.

BUHRMANN SILVER US LLC

Name:
Title:

ISSUED as of Buhrmann US Note Issue Date

Back to Contents

FORM OF BUHRMANN US NOTE TRANSFER

For value received .............................................................................................................. (the Transferor) hereby transfer(s) to

.....................................................................................................................................................................................................

....................................................................................................................................................................................(the Transferee)

(Please print or type name and address of Transferee)

this Buhrmann US Note (being US$ ...................................... in Face Value) and all rights hereunder, hereby irrevocably constituting and appointing ....................................... as attorney to transfer such Buhrmann US Note in the Register maintained by or on behalf of the US Master Purchaser with full power of substitution.

By its transfer hereof, the Transferor represents that it is transferring this Buhrmann US Note, and has offered this Buhrmann US Note for transfer only (i) to a person whom the Transferor reasonably believes is a Qualified Institutional Buyer purchasing this Buhrmann US Note for its own account, to whom notice is given that such transfer is being made in reliance on the exemption from registration under the Securities Act provided by Rule 144A, or (ii) to a non-U.S. person acquiring this Buhrmann US Note for its own account or for the account or benefit exclusively of non U.S. persons outside the United States in an offshore transaction in compliance with Regulation S.

Signature(s) of Transferor ....................................

....................................

We hereby accept this Buhrmann US Note (being $ ......................................... in Face Value) and agree to be bound by the Buhrmann US Note Conditions of this Buhrmann US Note. By its acquisition hereof, the Transferee represents that it is either (i) a Qualified Institutional Buyer purchasing this Buhrmann US Note for its own account, or (ii) it is a non-U.S. person acquiring this Buhrmann US Note for its own account or for the account or benefit exclusively of non-U.S. persons outside the United States in an offshore transaction in compliance with Regulation S.

Signature(s) of Transferee ....................................

....................................

Buhrmann Silver US LLC hereby approves the transfer.

Signature of Buhrmann Silver US LLC ....................................

Date: ....................................

Back to Contents

The US Registrar hereby approves the transfer.

Signature of US Registrar ....................................

Date: ....................................

N.B.:

1.    This form of transfer must be accompanied by such documents, evidence and information as may be required pursuant to the Buhrmann US Note Conditions.

2.     This form of transfer must be executed under the hand of the Transferor and the Transferee or, if the Transferee is a corporation, either under its common seal or under the hand of two of its officers duly authorized in writing and, in such latter case, the document so authorizing such officers must be delivered with the form of transfer.

3.     This transfer will be subject to the payment by the Transferor of any stamp duty, tax or other governmental charge as is referred to in Condition 2.3.

Back to Contents

SCHEDULE 3

Terms and Conditions of the Buhrmann US Notes

The following is the text of the terms and conditions of the Buhrmann US Notes which (subject to completion and amendment) will be attached to each Buhrmann US Note Certificate.

The Secured Zero Coupon Notes (the Buhrmann US Notes) of Buhrmann Silver US LLC (the US Master Purchaser) are issued pursuant to the US Master Purchaser Funding Agreement (the US Master Purchaser Funding Agreement) dated 28 September 2001 (the US Closing Date) as amended and restated on July 18, 2002 and November 30, 2005 (as the same may be further amended, restated or supplemented from time to time) and made between the US Master Purchaser, Buhrmann Silver Financing, LLC (the Silver Note Issuer), Silver Funding Limited (the MTN Issuer), Buhrmann Stafdiensten B.V. (the Master Servicer), Buhrmann N.V. (the Parent) and

Deutsche Trustee Company Limited (the Security Agent). These terms and conditions (the Buhrmann US Note Conditions) are, in certain provisions, summaries of the US Master Purchaser Funding Agreement and subject to its detailed terms and, in the event of any inconsistency between the Buhrmann US Note Conditions and the US Master Purchaser Funding Agreement, the terms of the US Master Purchaser Funding Agreement shall prevail. The Buhrmann US Noteholders (as defined below) are bound by, and are deemed to have notice of, all the provisions of the US Master Purchaser Funding Agreement applicable to them.

The obligations of the US Master Purchaser under the Buhrmann US Notes are secured in favor of the Security Agent for itself and the registered holder of this Buhrmann US Note pursuant to the terms of a guarantee and security agreement (the US Master Purchaser Security Agreement) dated as of September 28, 2001 as amended and restated on July 18, 2002 and November 30, 2005 (as the same may be further amended, restated or supplemented from time to time) and made between (among others) the US Master Purchaser and the Security Agent. A copy of the US Master Purchaser Funding Agreement, the US Master Purchaser Security Agreement and the Master Definitions and Framework Deed (as defined below) is available for inspection by the Buhrmann US Noteholders at the specified office of the US Registrar (as defined below) during normal business hours Monday to Friday (excluding public holidays).

Unless otherwise defined herein, terms used herein have the meanings ascribed to them in the US Master Purchaser Funding Agreement or in the master definitions and framework deed (the Master Definitions and Framework Deed) dated September 27, 2000 as amended and restated on the US Closing Date and July 18, 2002 and November 30, 2005 (as the same may be further amended, restated or supplemented from time to time) between, among others, the Silver Note Issuer, the US Master Purchaser, the Security Agent and the US Originators.

Back to Contents

1.     Form, Denomination and Title

1.1     The Buhrmann US Notes are issued in registered form and are serially numbered.

1.2     The US Master Purchaser (in such capacity, the US Registrar) will keep, at its offices, a register (the Register) on which shall be entered the names and addresses of the holders of the Buhrmann US Notes and the particulars of the Buhrmann US Notes held by them.

1.3     Title to the Buhrmann US Notes, including the right to the principal of, and stated interest on, the Buhrmann US Notes, will pass by and upon registration of transfers in the Register. In these Buhrmann US Note Conditions the holder of a Buhrmann US Note means the person in whose name such Buhrmann US Note is for the time being registered in the Register (or, in the case of a joint holding, the first named thereof) and Buhrmann US Noteholder shall be construed accordingly. A certificate (each a Buhrmann US Note Certificate) may be issued to a Buhrmann US Noteholder in respect of its registered holding upon written request therefor from the relevant Buhrmann US Noteholder (or the Security Agent on its behalf). Registration of ownership of a Buhrmann US Note shall be conclusive evidence (in the absence of manifest error) of absolute ownership of a Buhrmann US Note.

2.     Transfers of Buhrmann US Notes

2.1     Transfers

Subject to Buhrmann US Note Condition 2.4 below, a Buhrmann US Note may be transferred in whole (but not in part) upon delivery of an instrument of transfer and, if any Buhrmann US Note Certificate was delivered to the Transferor in respect of such Buhrmann US Note, surrender of such Buhrmann US Note Certificate at the specified office of the US Registrar, with the form of transfer endorsed on the Buhrmann US Note Certificate duly completed and signed by or on behalf of the Transferor, together with such evidence as the US Registrar may reasonably require to prove:

(i)	the title of the Transferor;

(ii)	the authority of the individuals who have executed the form of transfer; and

(iii)	that either (A) the Transferee is a Qualified Institutional Buyer, acquiring such Buhrmann US Note for its own account, or (B) the Transferee is not a U.S. person (as defined in Regulation S) and is acquiring such Buhrmann US Notes for its own account or for the account or benefit exclusively of non-U.S. persons outside the United States in an offshore transaction (as defined in Regulation S) in compliance with Regulation S, provided that no Buhrmann US Note may be transferred to any Person other than the MTN Security Trustee or the Silver Security Agent without the prior written consent of the US Master Purchaser (such consent not to be unreasonably withheld).

Back to Contents

2.2      Registration and delivery of a Buhrmann US Note Certificate

Within five Business Days of the delivery of an instrument of transfer and any other documentation required pursuant to Buhrmann US Note Condition 2.1 above (or such longer period as may be required to comply with any applicable fiscal or other laws or regulations), the US Registrar will register the transfer in question and deliver, if requested, at the US Registrar’s specified office a new Buhrmann US Note Certificate with the same Face Value as the Buhrmann US Note being transferred to the Transferee or (at the request, cost and risk of the Transferee) send by uninsured first class mail to such address as the Transferee may specify for the purpose. Prior to the due presentment for registration of transfer of any Buhrmann US Note, the Buhrmann US Master Purchaser shall deem and treat the person in whose name any Buhrmann US Note Certificate is registered as the absolute owner and holder of such Buhrmann US Note for the purpose of receiving payment of all amounts payable with respect to such Buhrmann US Note and for all other purposes, and neither the Buhrmann US Master Purchaser nor any Buhrmann US Note Purchaser will be affected by any notice to the contrary.

2.3      No Charge

Buhrmann US Noteholders will not be required to bear the costs and expenses of effecting any registration of transfer or any exchange as provided above, except for any costs or expenses of delivery other than by regular mail and except that the US Master Purchaser will require the payment by a Buhrmann US Noteholder of a sum sufficient to cover any tax, duty or other governmental charge that may be imposed in relation to the registration or exchange.

2.4      Closed Periods

No Buhrmann US Noteholder may require transfers to be registered during the period of five Business Days ending on the due date for any payment of principal in respect of any Buhrmann US Note.

2.5      Initial US Registrar

The name of the initial US Registrar and its initial specified office are set out at the end of these Buhrmann US Note Conditions. The US Master Purchaser reserves the right at any time with the consent of the Security Agent to vary or terminate the appointment of the US Registrar and to appoint another US Registrar. Notice of any termination or appointment and of any changes in specified offices will be given to the Buhrmann US Noteholders promptly by the US Master Purchaser in accordance with Buhrmann US Note Condition 15.

Back to Contents

2.6      Legend

All Buhrmann US Note Certificates will bear a legend substantially to the following effect:

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE SECURITIES ACT), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION, AND MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) (1) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (A QUALIFIED INSTITUTIONAL BUYER) WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT (RULE 144A) PURCHASING FOR ITS OWN ACCOUNT, TO WHOM NOTICE IS GIVEN THAT THE RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON THE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144A OR (2) TO A NON-U.S. PERSON IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT (REGULATION S) AND (B) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY RELEVANT JURISDICTION.

3.     Status

The Buhrmann US Notes are direct, unconditional and secured obligations of the US Master Purchaser and shall at all times rank pari passu and without any preference or priority among themselves.

4.     Security

The payment of amounts payable by the US Master Purchaser under or pursuant to the Buhrmann US Notes is secured by a first priority security interest over certain assets of the US Master Purchaser in favor of the Security Agent for the benefit of the US Master Purchaser Secured Parties pursuant to the provisions of the US Master Purchaser Security Documents.

5.     Restrictions

Save with the prior written consent of the Security Agent (which may be given only with the consent of the Buhrmann US Noteholders), the US Master Purchaser shall not, prior to the Final US Securitisation Discharge Date, or unless otherwise provided in or envisaged by these Buhrmann US Note Conditions or the Transaction Documents:

Back to Contents
(a)	Restrictions on amendment of Limited Liability Company Agreement other than to the extent required by statute, amend, supplement or otherwise modify its LLC Agreement or other constitutional documents;

(b)	Negative pledge

create or permit to subsist any encumbrance (unless arising by operation of law) or other security interest whatsoever over any of its assets or undertaking;

(c)	Restrictions on activities

(i) engage in any activity whatsoever which is not incidental to or necessary in connection with any of the activities in which the Transaction Documents provide or envisage that the US Master Purchaser will engage; or

(ii) have any subsidiaries or any employees or premises;

(d)	Disposal of assets

transfer, sell, lend, part with or otherwise dispose of, or deal with, or grant any option or present or future right to acquire any of its assets or undertakings or any interest, estate, right, title or benefit therein;

(e)	Dividends or distributions

pay any dividend or make any other distribution to its shareholders or issue any further shares except in accordance with the LLC Agreement;

(f)	Borrowings

incur any indebtedness in respect of borrowed money whatsoever or give any guarantee in respect of indebtedness or of any other obligation of any person;

(g)	Merger

consolidate or merge with any other person or convey or transfer its properties or assets substantially as an entirety to any other person;

(h)	No variation or waiver

permit any of the Transaction Documents to which it is a party to become invalid or ineffective, or the priority of the security interests created or evidenced thereby or pursuant hereto to be varied or consent to any variation of, or exercise any powers of consent or waiver pursuant to the terms of any of the Transaction Documents to which it is a party, or permit any party to any of the Transaction Documents to which it is a party to be released from its obligations; or

Back to Contents
(i)	Bank accounts

have an interest in any bank account other than the US Master Purchaser Accounts, unless such account or interest therein is pledged to the Security Agent on terms acceptable to it; or

(j)	Maturity of the Buhrmann US Notes:

issue any Buhrmann US Notes under any circumstances unless each Buhrmann US Note issued matures within 183 days of its original issuance.

6. No Interest

The Buhrmann US Notes do not bear interest, provided that if the US Master Purchaser does not pay in full all amounts due in respect of a Buhrmann US Note, interest will accrue from the Redemption Date of such Buhrmann US Note on the Face Value thereof (or unpaid part thereof) at the rate per annum which is equal to the Estimated Funding Costs of the relevant Buhrmann US Noteholder, as recalculated on each subsequent Calculation Date (after as well as before judgment) until payment in full has been made.

7.     Redemption and Purchase

7.1      Final redemption

Unless previously redeemed, each Buhrmann US Note will be redeemed at its Face Value on its Redemption Date.

7.2      Optional redemption for taxation reasons

If the US Master Purchaser is satisfied immediately prior to the giving of the notice referred to below that on the next date on which the US Master Purchaser is to make any payment in respect of the Buhrmann US Notes, the US Master Purchaser would be required to deduct or withhold from any such payment any amount for, or on account of, any Taxes, then the US Master Purchaser may, having given not less than 10 Business Days’ notice to the Security Agent and the Buhrmann US Noteholders in accordance with Buhrmann US Note Condition 15, and subject to satisfying the Security Agent that it will have the funds available to do so, redeem all (but not some only) of the Buhrmann US Notes at their Face Value.

7.3      Purchase

The US Master Purchaser may not purchase Buhrmann US Notes.

Back to Contents

7.4      Cancellation

All Buhrmann US Notes redeemed in full by the US Master Purchaser pursuant to this Buhrmann US Note Condition 7 shall be cancelled forthwith and may not be reissued or resold.

7.5      Other redemption

The US Master Purchaser may not redeem the Buhrmann US Notes or any of them, except in accordance with the provisions of this Buhrmann US Note Condition 7, but without prejudice to Buhrmann US Note Condition 10.

8.     Payments

Payments in respect of each Buhrmann US Note will be made on the relevant Redemption Date to the holder (or to the first named of joint holders) of the Buhrmann US Note appearing on the Register at the close of business on the date (Record Date) being the fifth Business Day before the relevant Redemption Date at its address shown on the Register on the Record Date. The payment shall be made by transfer on such Redemption Date to such account maintained by the payee with a bank as has previously been notified to the specified office of the US Registrar before the due date for payment. Payments in respect of the Buhrmann US Notes are subject in all cases to any fiscal or other laws and regulations applicable thereto in the place of payment.

9. Taxation

(a)	Except as set forth in Section 7.1 of the US Master Purchaser Funding Agreement, all payments in respect of the Buhrmann US Notes by the US Master Purchaser shall be made without withholding or deduction for, or on account of, Tax unless and to the extent required by law. Where any such withholding or deduction is required by law in relation to any such payment, such payment shall be increased to the extent necessary to ensure that, after such withholding or deduction, the Buhrmann US Noteholder receives and retains (free from any liability in respect of any such deduction or withholding) an amount equal to the amount it would have received and retained had no such withholding or deduction been made or required to be made.

(b)	In accordance with Section 7.3 of the US Master Purchaser Funding Agreement, each Buhrmann US Noteholder, to the extent it is eligible to do so, shall provide, at the time it becomes a Buhrmann US Noteholder and from time to time upon written request of the US Master Purchaser, a US Internal Revenue Service Form W-9 or W-8BEN, as applicable, or such other documentation as is necessary to claim exemption from US withholding tax on payments of interest on the Buhrmann US Notes.

Back to Contents
10.	US Master Purchaser Events of Default

(a)	Any of the following events shall constitute a US Master Purchaser Event of Default:

	(i)	Non-Payment: default is made in the payment of any sum due in respect of the Buhrmann US Notes (having given effect to the operation of Clause 12 of the US Master Purchaser Funding Agreement), provided that the failure to pay the Discounted Value of any Buhrmann US Note during the continuation of a US Stop Funding Event shall not constitute a US Master Purchaser Event of Default and such Discounted Value shall remain due and payable;

	(ii)	Breach of Obligations – Buhrmann US Notes: the US Master Purchaser is in breach of any of its other obligations under the Buhrmann US Notes or these Buhrmann US Note Conditions and such failure continues unremedied for a period of 5 Business Days;

	(iii)	Breach of Obligations – Transaction Documents: the US Master Purchaser fails duly to perform or observe its obligations under the US Master Purchaser Funding Agreement or any of the other Transaction Documents to which it is a party;

	(iv)	Insolvency: the US Master Purchaser takes or threatens to take any corporate action or other steps are taken (whether out of court or otherwise) or legal proceedings are started for its bankruptcy, liquidation, suspension of payments, controlled management, winding-up or dissolution, administration or reorganization or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian or similar officer of it or any or all of its revenues and assets;

	(v)	Composition: the US Master Purchaser commences negotiation with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors; and/or

	(vi)	Proceedings: any material litigation, arbitration, administrative proceedings or governmental or regulatory investigations, proceedings or disputes are commenced against the US Master Purchaser or its assets or revenues.

(b)	Covenant of the US Master Purchaser

So long as any amount remains outstanding under the Buhrmann US Notes, the US Master Purchaser will forthwith upon becoming aware of any US Master Purchaser Event of Default or Potential US Master Purchaser Event of Default give immediate notice in writing thereof to the Buhrmann US Noteholders and the Security Agent together, with details of the steps which the US Master Purchaser is taking or proposing to take to remedy such US Master Purchaser Event of Default or Potential US Master Purchaser Event of Default.

Back to Contents
(c)	Effect of a US Master Purchaser Event of Default

On the occurrence of a US Master Purchaser Event of Default then, in any such case and at any time thereafter, the Security Agent may (at its sole discretion and shall if instructed by the holders of at least 25 per cent. in Face Value of the Buhrmann US Notes then outstanding) by written notice to the US Master Purchaser (a US Master Purchaser Enforcement Notice) declare the Face Value of the Buhrmann US Note(s) to be immediately due and payable (whereupon the same shall become so payable together with any other sums then owed by the US Master Purchaser hereunder).

11.	Enforcement

11.1	At any time after the service of a US Master Purchaser Enforcement Notice and without prejudice to its rights of enforcement in relation to the US Master Purchaser Security Documents, the Security Agent may, at its discretion and without further notice, pursuant to the US Master Purchaser Security Agreement take such proceedings against the US Master Purchaser as it may think fit to enforce payment in respect of the Buhrmann US Notes, but it shall not be bound to take any such proceedings unless:

(i) it shall have been requested in writing by the holders of at least 25 per cent. in aggregate of the Face Value of the Buhrmann US Notes; and

(ii) it shall have been indemnified to its satisfaction.

11.2	Only the Security Agent may pursue the remedies available under the US Master Purchaser Security Documents and no US Master Purchaser Secured Party is entitled to pursue such remedies unless the Security Agent, having become bound to proceed fails to do so within a reasonable period and such failure shall be continuing provided that, if the Security Agent shall have been directed or requested or required to take action in accordance with Condition 11.1(i), but shall not have been indemnified to its satisfaction and shall not accordingly have taken the relevant action, the holders of at least 50 per cent. of the Face Value of the Buhrmann US Notes for the time being outstanding may proceed against the US Master Purchaser.

Back to Contents
12.	Prescription

The Buhrmann US Notes will become void unless presented for payment within a period of two years from the relevant Redemption Date.

13.	US Registrar

The US Registrar will act solely as agent of the US Master Purchaser and will not otherwise assume any obligation or duty or relationship of agency or trust to or with the Buhrmann US Noteholders unless a US Master Purchaser Event of Default has occurred, when it will act as agent of the Security Agent. Such agreement may be amended by the parties thereto with the prior written approval of the Security Agent subject to its obtaining the consent of the Buhrmann US Noteholders.

14.	Replacement of Buhrmann US Note Certificates

If any Buhrmann US Note Certificate is mutilated, defaced, stolen, destroyed or lost, it may be replaced at the specified office of the US Registrar on payment by the claimant of such costs and expenses as may be incurred in connection therewith and on such terms as to evidence, indemnity and security as the US Master Purchaser may reasonably require. Mutilated or defaced Buhrmann US Notes must be surrendered before replacements will be issued.

15.	Notices

15.1	All notices to Buhrmann US Noteholders will be valid if sent by courier, by pre-paid recorded delivery or registered mail or by facsimile to the holders (or to the first named of joint holders) of the Buhrmann US Notes at the addresses or facsimile numbers shown on the Register or at any other addresses or facsimile numbers they may notify to the US Registrar.

15.2	Any such notice shall be deemed to have been given

(i) in the case of facsimile transmission or by hand delivery, upon receipt in legible form; and

(ii) in the case of mail, when it would be received in the ordinary course of mail delivery.

16.	Modification and Buhrmann US Noteholders’ Resolutions

(a)	Modification

Any modification to these Buhrmann US Note Conditions shall be agreed in writing between the US Master Purchaser and Buhrmann US Noteholders holding at least 75 per cent. in aggregate of the Face Value of the Buhrmann US Notes, shall be binding on all further Buhrmann US Noteholders, and shall be notified by the US Master Purchaser to the Rating Agencies.

Back to Contents
(b)	Buhrmann US Noteholders’ Resolutions

Any resolution of Buhrmann US Noteholders in relation to these Buhrmann US Note Conditions may be made in writing signed by or on behalf of Buhrmann US Noteholders holding the relevant Face Value of Buhrmann US Notes upon delivery to the US Master Purchaser by each such Buhrmann US Noteholder of such evidence as to its identity and its capacity as Buhrmann US Noteholder as the US Master Purchaser may reasonably require.

17.	Indemnification of the Security Agent etc.

17.1	The US Master Purchaser Security Agreement contains provisions for the indemnification of the Security Agent and for its relief from responsibility in certain circumstances.

17.2	The US Master Purchaser Security Agreement also contains a provision entitling the Security Agent to enter into business transactions with, among others, the US Master Purchaser, without accounting for any profits resulting there from.

18.	Third Party Beneficiaries

Nothing in this Agreement shall be construed to create in any person not a party to this Agreement any rights, duties or obligations.

19.	Governing Law

This Agreement shall be construed in accordance with, and all matters arising out of or relating in any way to this Buhrmann US Note shall be governed by, the law of the State of New York.

20 .	Submission to Jurisdiction

The parties hereto hereby irrevocably and unconditionally submit, for themselves and their property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Back to Contents

21. US Registrar

Buhrmann Silver US LLC
1 Environmental Way
 Broomfield, Colorado 80021-3416

Attention: Treasurer

and/or such other or further US Registrar and/or specified office as may from time to time be appointed by the US Master Purchaser and notice of which has been given to the Buhrmann US Noteholders.

Back to Contents

SCHEDULE 4 REPRESENTATIONS AND WARRANTIES

(a)	Status: it is duly organized with limited liability and validly existing under the laws of its jurisdiction of organization;

(b)	Powers and Authorizations: the documents which contain or establish its constitution include provisions which give power, and all necessary corporate authority has been obtained and action taken, for it to own its assets, carry on its business and operations as they are now being conducted and to sign and deliver, and perform the transactions contemplated in, the Transaction Documents to which it is a party;

(c)	Legal Validity/Pari Passu Ranking: its obligations under the Transaction Documents constitute, or when executed by it will constitute, its legal, valid and binding obligations enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). Its obligations thereunder are and will be direct, unconditional and general obligations which rank equally with all its other unsecured obligations and liabilities, present or future, actual or contingent, save for unsecured obligations and liabilities accorded preference over its other unsecured obligations and liabilities pursuant to any provision of the laws of its country of incorporation;

(d)	Non-Violation: the execution, signing and delivery of the Transaction Documents to which it is a party and the performance of any of the transactions contemplated in any of them do not and will not contravene or breach or constitute a default under, require any consent under, or result in the acceleration or required payment of any indebtedness pursuant to the terms of, or conflict or be inconsistent with or cause to be exceeded any limitation on it or the powers of its directors imposed by or contained in:

(i) any law, statute, decree, rule or regulation to which it or any of its assets or revenues is subject or of any order, judgment, injunction, decree, resolution, determination or award of any court or any judicial, administrative, or governmental authority or organization which applies to it or any of its assets or revenues; or

(ii) any agreement, indenture, mortgage, deed of trust, bond, or any other document, instrument or obligation to which it is a party or by which any of its assets or revenues is bound or affected; or

(iii) any document that contains or establishes its constitution;

Back to Contents

(e)	Consents: no authorization, approval, consent, license, exemption, registration, recording, filing or notarization and no payment of any duty or tax and no other action whatsoever which has not been duly and unconditionally obtained, made or taken is required to ensure (i) the creation, validity, legality, enforceability or priority of its rights, liabilities and obligations under the Transaction Documents; or (ii) the effective transfer of Receivables to it pursuant to the relevant US Contribution Agreement or (iii) for carrying on its business.

(f)	Solvency: it is solvent and able to pay its debts as they fall due and has not suspended or threatened to suspend making payments (whether of principal or interest) with respect to all or any class of its debts and will not become insolvent or unable to pay its debts in consequence of any contract concluded by it for the purchase of any Receivables under the Transaction Documents or any other obligation or transaction contemplated in the Transaction Documents;

(g)

Insolvency Procedures: no corporate action has been taken or is pending, no other steps have been taken (whether out of court or otherwise) and no legal proceedings have been commenced or are threatened or are pending for (i) its bankruptcy, liquidation, suspension of payments, controlled management, winding-up, liquidation, dissolution, administration or reorganization; or (ii) it to enter into any composition or arrangement with its creditors; or (iii) the appointment of a receiver, administrative receiver, trustee or similar officer in respect of it or any of its property, undertaking or assets. No event equivalent to any of the foregoing has occurred in or under the laws of any relevant jurisdiction;

(h)	No Litigation: no litigation to which it is a party or which any third party has brought against it in any court, arbitral tribunal or public or administrative body or otherwise and which, if adversely determined could reasonably be expected to have a Material Adverse Effect;

(i)	Investment Company Act: in the case of the US Master Purchaser, it is not an "investment company" within the meaning of the United States Investment Company of 1940, as amended, or is exempt from all of the provisions of such Act;

(j)	ERISA: in the case of the US Master Purchaser, no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect;

(k)	Ownership: in the case of the US Master Purchaser and the Master Servicer, it is an indirectly-held wholly-owned subsidiary of the Parent; and

(l)	US Records: in the case of the US Master Purchaser, it makes each representation with respect to the US Receivables contributed to it by the US Originators set out in Part 3 of Schedule 2 to the US Contribution Agreement.

Back to Contents

SCHEDULE 5 Part I

Form of Buhrmann US Note Purchaser Accession Letter

[Date]

To:	Buhrmann Silver US LLC
(the US Master Purchaser)

We refer to the note purchase agreement (the US Master Purchaser Funding Agreement) dated as of September 28, 2001 as amended and restated on July 18, 2002 and November 30, 2005 and made between the US Master Purchaser, the Silver Note Issuer, the MTN Issuer, the Security Agent, Buhrmann Stafdiensten B.V. and Buhrmann N.V. Terms defined in, or incorporated by reference into, the US Master Purchaser Funding Agreement shall have the same meanings herein as therein.

We confirm that we are in receipt of the following documents:

(i) a copy of the US Master Purchaser Funding Agreement; and

(ii) a copy of current versions of all other Transaction Documents as we have requested; and

(iii) [other],

and have found them to our satisfaction.

1. For the purposes of Clause 7 of the Framework Deed our notice details are as follows:

[insert name, address, telephone, facsimile and attention].

2. For the purposes of Clause 2.1(c) of the US Master Purchaser Funding Agreement, Buhrmann US Notes having a Face Value of up to [specify] may be issued to us during the period commencing on the date hereof and ending on [specify].

3. For the purposes of Clause 7.3 of the US Master Purchaser Funding Agreement, attached is our US Internal Revenue Service Form W-8BEN..

In consideration of our accession to the US Master Purchaser Funding Agreement we undertake, for the benefit of the US Master Purchaser and each of the other parties to the US Master Purchaser Funding Agreement, that, in relation to the purchase by us of Buhrmann US Notes, we will perform and comply with all the duties and obligations expressed to be assumed by a Buhrmann US Note Purchaser under the US Master Purchaser Funding Agreement.

Back to Contents

This letter shall be construed in accordance with, and all matters arising out of or relating in any way to this Agreement shall be governed by, the law of the State of New York.

In witness of which [New Buhrmann US Note Purchaser] has executed and delivered this letter on [date].

[NEW BUHRMANN US NOTE PURCHASER]

By	__________________
Name:
Title:

cc:	Buhrmann US Note Purchasers
Security Agent
Master Servicer
Rating Agencies
The Parent

Back to Contents

Part II

Form of Confirmation Letter

[Date]

To:	[Name and address of New Buhrmann US Note Purchaser]

Dear Sirs,

We refer to the note purchase agreement (the US Master Purchaser Funding Agreement) dated September 28, 2001 as amended and restated on July 18, 2002 and November 30, 2005 and made between the US Master Purchaser, the Silver Note Issuer, the MTN Issuer, the Security Agent, Buhrmann Stafdiensten B.V. and Buhrmann N.V. and acknowledge receipt of your Buhrmann US Note Purchaser Accession Letter to us dated [specify]. Terms defined in, or incorporated by reference into, the US Master Purchaser Funding Agreement shall have the same meanings herein as therein.

We confirm that, with effect from today’s date, you shall become a Buhrmann US Note Purchaser in accordance with Clause 15 of the US Master Purchaser Funding Agreement.

Yours faithfully

BUHRMANN SILVER US LLC

By CORPORATE EXPRESS OFFICE PRODUCTS, INC.
its managing member

By	_______________
Name:
Title:

cc:	Buhrmann US Note Purchasers
Security Agent
Master Servicer
Rating Agencies
The Parent

Page I

Page II

Back to Contents

EXECUTION COPY

Dated as of November 30, 2005

BUHRMANN SILVER US LLC
(as US Master Purchaser)

BUHRMANN SILVER FINANCING, LLC
(as Silver Note Issuer)

SILVER FUNDING LIMITED
(as MTN Issuer)

DEUTSCHE TRUSTEE COMPANY LIMITED
(as Security Agent)

BUHRMANN STAFDIENSTEN B.V.
(as Master Servicer)

BUHRMANN N.V.
(as Parent)

AMENDED AND RESTATED
US MASTER PURCHASER
FUNDING AGREEMENT